Exhibit 99.1

Contact:

Investors & Financial Media:	Media:
Mitch Gellman	Elaine Marshall
(949) 260-8328	(949) 260-8219
ir@simpletech.com	emarshall@simpletech.com

SIMPLETECH ADOPTS RULE 10b5-1 PURCHASE PLAN TO FACILITATE

REPURCHASE OF COMMON STOCK UNDER PREVIOUSLY ANNOUNCED

STOCK REPURCHASE PROGRAM

September 3, 2004 — Santa Ana, Calif. — SimpleTech, Inc. (Nasdaq:STEC), a designer, manufacturer and marketer of custom and open-standard memory solutions based on Flash memory and DRAM technologies, today announced the adoption of a plan under Rule 10b5-1 under the Securities Exchange Act of 1934 to facilitate the repurchase of its shares of common stock under its previously announced stock repurchase program.

Rule 10b5-1 allows a company to purchase its shares at times when it ordinarily would not be in the market because of self-imposed trading blackout periods, such as the time immediately preceding its quarterly earnings releases. The shares to be repurchased under the company’s 10b5-1 plan would be part of the stock repurchase program authorized by the company’s board of directors in June 2004 to repurchase up to $15 million of its common stock over an 18 month period. As of September 1, 2004, the company has purchased approximately $2.2 million of its common stock under the stock repurchase program.

The 10b5-1 share purchase period commenced on September 1, 2004 and will continue until two trading days following the company’s third quarter 2004 earnings announcement, which is expected in late October 2004. Purchases will be based upon the parameters of the 10b5-1 plan. The company expects to continue to conduct purchases in the open market and in unsolicited negotiated transactions from time to time during its future normal open trading windows. There is no guarantee as to the exact number of shares that will be repurchased by the company under the stock repurchase program, and the company may discontinue purchases at any time. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc., designs, manufactures and markets custom and open-standard memory solutions based on Flash and DRAM memory technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor Relations” and then Email Alert.

Safe Harbor

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the commencement of repurchases under the 10b5-1 plan and the expected termination date of the 10b5-1 plan, the expected date of SimpleTech’s third quarter 2004 earnings announcement, continuance of repurchase transactions during future normal open trading windows, whether SimpleTech will repurchase more than the approximately $2.2 million of shares purchased as of September 1, 2004, or purchase up to the $15 million of shares authorized under the stock repurchase program. These statements, which represent SimpleTech’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: unexpected requirements for cash, including for acquisitions, changes in SimpleTech’s business prospects, the market price of SimpleTech’s common stock, unexpected changes in financial market conditions, and the potential need to periodically refrain from market purchases due to securities law requirements. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.